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Set forth below is the transcript of a presentation made by management of Cytyc at the Thomas Weisel Partners Healthcare Conference on September 6, 2007 at 2:40 p.m. (EST).

Cytyc Corporation

TWP Healthcare Conference

September 6, 2007

Peter:	Good afternoon. We’re pleased to have with us today Pat Sullivan the CEO and Tim Adams the CFO from Cytyc. In the notes on page 99 there’s a model and a brief description of the company and then this is a fireside chat format, so please interrupt at any point, and it’s very open to interjection, et cetera.

Answer:	Before we start, I just need to remind investors to please refer to our risk factors associated with – that are on our website and our SEC filing. Anne, are you happy now that I made that disclosure? Thank you.

Q:	So wonder if you could just sort of initially so get the ball rolling with talking through addressable markets and the growth prospects for the Cytyc part of things?

Answer:	Yeah, I think when we look at our business we’re very enthusiastic and excited about the growth prospects across a number of our product lines. I think as we describe the business, the ThinPrep Pap Test, which I think all of you are very familiar with, was the foundation of the company. We do about 36 million ThinPreps a year domestically and I expect that, notwithstanding the vaccine and all the other noise factors in the marketplace today, to see that number continue to be 36 million Pap tests on an annual basis.

The Imaging System really is the growth driver on our diagnostic side and we’re very excited about the prospects for that. We think we have converted about 50% of the total addressable market opportunity and we believe that 36 million Pap tests that are ThinPreps each and every year should, in fact, be imaged. So we think that that’s a tremendous opportunity for us. We continue to ship and expect to ship 30 Imaging Systems on a quarterly basis. We’ve been doing that virtually since the product was approved back in 2003.

NovaSure continues to be a really growth driver for us. That market is huge. It’s a – 7 million women are affected with abnormal uterine bleeding and only about 2.5 million of those patients seek treatment. The vast majority of those end up on oral contraceptives, which recent indications show that it’s only effective 50% of the time. So NovaSure, since we bought the company in 2003, they did $38 million in revenue, we’ve added $50 million in top-line revenue. This year probably around 225,000 procedures will be done with NovaSure. And we see the growth in that market — we are in the process of negotiating an investigational device exemption with the FDA to allow us to conduct a clinical trial that would allow the use of that product for elective use. So women who have gone through their childbearing years, just want to eliminate their periods, we would then be able to promote the product for that indication and we’re going through that process now.

MammoSite continues to grow. It was a 10% quarter over quarter in the second quarter versus the first. We now have five-year data on that product. It’s a $300 million market opportunity and the real competition there for the radiation therapy

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September 6, 2007

is whole breast radiation. I mean it really is converting like with ThinPrep from the conventional Pap smear to ThinPrep, converting from the standard of care today which is whole breast radiation, to MammoSite. And we’re very excited about the five-year data. We’ve got great reimbursement for that product and I think we now feel very good about the sales force. We’ve had them in place. We’ve got 60 representatives calling on the radiation oncologists and the breast surgeon and we think that will be a growth driver for us as well.

We expect to start shipping our Cellient automated cell block system probably either late this quarter or early next. A few systems I think we’ll get out this year, but we’re just wrapping up the beta site process and that, again, is about a $100 million market opportunity, domestically, that would come into our diagnostics business.

And I think lastly, well, two – the Adeza acquisition, I think closed at the end of the first quarter. We’ve had the product. We did the sales training in early April and we’re learning a lot about that product. We think we will be able to add significant horsepower behind the sales effort as well as the marketing effort to really start to get that product into not only the science and symptoms market, but into the high-risk market as well.

We are conducting a clinical trial – sorry, an animal trial or testing for Gestiva, which is the product to prevent preterm birth. Expect to finish that by the end of this year and approval for Gestiva would be probably a year out. So about this time next year we would expect to have Gestiva approved by the FDA.

One other one, on the Adiana acquisition that we made also at the end of the first quarter, we submitted our final module to the FDA as we indicated on our conference call – we submitted that to the FDA in early August. So if we go to panel, the FDA Open Panel Hearing, it would likely be in December and our anticipation would be an approval in the first quarter of next year.

And I think finally the – another great growth opportunity for us is the whole international marketplace. It continues – our sales have continued to grow roughly 30% year over year and really don’t see any limitations to that, given the tremendous market opportunity that exists both in Europe, as well as the Asia-Pacific Region for virtually all of our products.

So I guess we’re pretty excited. And then of course, the Hologic merger, which I guess I should address briefly. We are on the final stages of amending the S-4. I think as you know, Hologic did get some comments back from the SEC. We expect to file the amended S-4 either late this week, Friday, or early next week, Monday. If you assume maybe a one week or so turnaround time with the SEC, where we’re literally down to the crossing the Ts and dotting the Is, I think, in the whole process, give it a week — we anticipate closing the transaction sometime in

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the mid October timeframe, which is probably two weeks later than we anticipated. So it will probably be in the middle of October when that transaction will finally be closed.

Q:	And then I think one of the strengths of Cytyc was this M&A team. What’s happening to that? Is that going to stay?

Answer:	They’re here today.

Q:	And is that being _____…

Answer:	They’re working today.

Answer:	They’re working today. No, I think we do have a very strong – two of them in the room, I should say, notwithstanding the people in the room. We think we have a very strong M&A team and I would expect them to continue to be very active in looking out at opportunities to continue the growth. I think – the Hologic merger is not – it’s a little bit of an end of the Cytyc era, but I think you now have a platform of the combined companies with significant cash flow generation and ability to make not only internal developed products into the marketplace, but additional acquisitions. And I would say we’re going to continue to be active in the M&A area.

Q:	Even despite this kind of run up in the multiples being paid, do you think we’re sort of halfway through towards the end of this M&A cycle or…?

Answer:	That’s a hard one to answer. I think we’re probably – there probably won’t be any acquisitions on the Hologic-Cytyc side for awhile, until we get the companies – the transaction closed and the companies integrated.

Answer:	Peter, one thing about the Hologic merger, when we talked to Jack Cumming and Glenn on the other side is that they will lead the four Divisional Presidents that we have. So we have diagnostic, surgical, international and corporate development/business development. So those four individuals that are with Cytyc today will remain in those roles going forward. So I think some investors have been concerned, what about the disruption that you have in typical M&A deals? We’re certainly mindful of that because we have been an active acquirer, they’ve been an active acquirer. We both have done a fair amount of integration and I think that’s an element of the stability that we see in the deal, that the folks that are running our businesses today, they have the same responsibility and authority tomorrow, under the Hologic umbrella.

Q:	Sorry, question from the audience.

Q:	______

Cytyc Corporation

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September 6, 2007

Answer:	Sure. Maybe we should just repeat that for the webcast. The question was…

Answer:	Yes, the financing…

Answer:	The financing arrangements and the credit terms. Tim, you want to cover that?

Answer:	There are two traunches of debt. The first will be all the term loans. We met with a bank group yesterday of about 40 investors, traditional, commercial lenders, Libor 175 to 250. That’s probably about a billion in debt. Once the deal closes, there will be a convert, roughly of about a billion and three. But I think Glenn’s intention is to wait until the deal closes.

Answer:	But the deal is fully financiable – financed by commitment from Goldman Sachs.

Answer:	There is a commitment letter from Goldman Sachs so we have financing security that the deal will go through. And I’ll tell you, the folks that were in the room yesterday, they were many of the lenders that have been in our credit line, that have been in the Hologic deal, so they know both companies very well. We showed the slides of the credit statistics, the leverage ratios. The combined company on a trailing 12-month basis has about $500 million of EBITDA and that number is growing. So we have said, this chunk of term loan debt, call it roughly a billion, gets repaid over three years. I mean both companies have a very powerful cash flow model. So I think that gives – there’s been a little bit of noise in the markets as you know late August and knowing that we’ve got the Goldman commitment letter standing behind all of this, and it was a good reception we had from the group yesterday. So I think we all felt very good about walking out of that meeting that we get the right financing put in place.

Q:	Wondering if you could touch upon the synergies that you see from the Hologic side and the international expansion and whether it’s the most appropriate sales force for your products or…

Answer:	Sure, I think as we talked about, I think back in May, that the synergies – the direct synergies on the sales force side really are on the complementary nature of the breast products. So we have a MammoSite sales force of about 60 individuals that call on the breast surgeons and the radiation oncologists. The Suros company that Hologic bought awhile ago, I believe has about 30 sales people calling principally on radiation – sorry, on radiology. And their products are ideally suited to be marketed to breast surgeons. So we see the immediate opportunity is to train our sales force, our breast sales force to start promoting the Suros products.

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September 6, 2007

When you look at the OB/GYN channel, the osteoporosis product is a natural fit for our OB/GYN sales force. That’s where the vast majority of screening is done for osteoporosis and Hologic has a relatively small sales force of I think about six or eight people, plus they market through PS&S who, as you know, markets a whole bunch of diagnostic products to the physician’s office. So we think we could be more effective in that channel. And I think also, the ability to drive patients to centers that have the Selenia system for mammography with our OB/GYN sales force. If you think about the referral pattern for mammography, 80% of the OB/GYNs refer patients on to mammography. And who has a better relationship with the OB/GYNs than Cytyc? So I think our sales force has done it with the Imaging System of driving certain – the Pap test that the doctors are using to certain laboratories that have the imaging system. I think we can do likewise with mammography.

There’s also the opportunity of distributed – I’ll call it distributed mammography where the radiologists would work with the doctors’ offices to put the Selenia systems into the office and hire a technician, or provide a technician that the woman could go for her annual pelvic examination and ThinPrep Pap test, the clinical breast exam and go into the next room and have her mammogram performed and then sent over the web or another electronic method to the radiologist who would read it. I think that if you think of the referral rates and how often the woman doesn’t get her annual mammogram because didn’t schedule it, had to do it again or did the – arrange for child arrangements or whatever, there’s a pretty good fallout of compliance. So we think that that model would make a lot of sense.

Going to the international side, Hologic has about 25% of their sales internationally. We have about 12%. Our footprint across the world is pretty much a direct sales presence, particularly in Europe and as well as Australia. Japan we have a distributor with Olympus and China we operate out of our Hong Kong office, but have a distributor in China as well. Hologic, for the most part, is the distributor model. What we’re doing is getting our two international groups together and literally going through country by country and just see what makes the most sense. At the end of the day I think that there will be a hybrid across the world where they may have a strong distributor in specific countries and want to keep that and other places where they may not be as strong, there would be a, certainly a desire to go direct and capture the 30% or so distributor margin that they give up to the their distribution network.

So we think there’s great sales synergies between the two companies and the powerhouse of a fully dedicated women’s healthcare business is really compelling. And then of course there will be operational synergies as well on the cost side that we think we’ll be able to be more efficient.

Cytyc Corporation

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September 6, 2007

Q:	And so thinking about that distribution network, is that sort of the next step to kind of start consolidating that, acquiring that or…

Answer:	Well, I think both Hologic and Cytyc, we would tell you that we have been interested in certain countries, but actually acquiring our certain distributors that doesn’t make sense. I think the international, to get to the end-game of how it is all going to shake itself out is probably a two or three year process because of the length of existing contracts, which you can’t really make changes until the contracts run their course or moving from a distributor model to a direct model. It will take some time.

Answer:	You probably see a hybrid in the market as well and each country will be different. There’s some countries where we have a direct presence. It probably makes perfect sense that we just have a full direct model. There are going to be countries where they have very strong established distributor relationships that could also maybe distribute our products as well. So I think we take it country by country to ultimately see what the right model is. And it’s probably going to vary a little bit.

Q:	Wonder if you could just talk through the current tone in Q3? How things are going and…

Answer:	Sure. The current tone in Q – is that what the old analysts used to say is how’s the quarter? I think we feel – I have always said for 10 years being on Wall Street that August is August. And this year August was August, as it is every year. Europe is pretty much shut down and this was the quarter that we see some seasonality, certainly in the NovaSure business. But I think we’re feeling good about where we are and feel very good about our business, but August is August. Typically, NovaSure, just as an example, it’s typically flat, Q3 over Q2. If you go back probably three years it’s been that way. Q2 and Q4 are the strong NovaSure quarters. Q1 and Q3 are not as strong. But we’ve seen that for three years and the trend continues. And ThinPrep, 9 million tests on a quarter basis is the expectation.

Q:	What areas are either geographically or across the different businesses do you see the greatest pricing pressure?

Answer:	The greatest pricing pressure across the geographies? I think there’s always pricing pressure – well, let me – for Germany is probably our best market opportunity. The ThinPrep pap test price in Germany is the highest in the world, 40 percent higher than that in the United States which is great because the reimbursement there is – it’s great – the private reimbursement which represents only about 10 percent of the market so it’s not the whole German market. Europe in general is about 80 percent of the U.S. pricing for I would say most products are in that range – ThinPrep/NovaSure, it’s probably 80 percent of the U.S.

Cytyc Corporation

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September 6, 2007

pricing. I’d say greatest pricing pressure would be France has always been a challenge in terms of price as well as China has become more pressure on price there, but I think across the world we’re known as the premium price product and the price leader and I think it’s reflective in our margins.

Answer:	Peter, I think one of the things we see on pricing is reimbursement for our product, certainly here domestically is very strong, the lab fee schedule is frozen here in the U.S. through the end of ’08, so that protects ThinPrep and imaging. Last year with MammoSite we saw a modest haircut in the reimbursement. The reimbursement is still very strong which provides a healthy margin to the physician or to the hospital depending on where the products are being sold and certainly great margins. In the past point, we run our business 75 percent gross margin across the board and reimbursement is an important piece of that. It’s been very strong and very healthy for us.

Q:	I wonder if you’d just talk through the HPV, how you think that’s going to pan out in the next five years, will cytology disappear, what’s – will it not be implemented in some countries? Will it be completely cytology that is HPV screening?

Answer:	That’s a very interesting question. I’ve never had anyone ask me that question before. When I came to Cytyc in 1991 one of my biggest concerns was there was going to be something that would replace the Pap smear and at the time I thought it was going to be HPV and I was in the diagnostics division at Abbott and I came here because I was convinced that HPV was not going to replace the Pap smear and here we are 17 years later, here I am 17 years later and HPV has not replaced the Pap smear and I don’t think it will anytime soon across the world. The reason for that, I think is quite – if you look at the Pap test, it’s been around since Dr. Papanikolaou introduced it in the ’40s and it is a very effective test. ThinPrep has made it much better. When you add imaging to it, it’s much, much better and it’s more effective and efficient to the laboratory to use it. If you look at it from a medical perspective, the fact that a woman has an HPV infection doesn’t mean she’s going to develop cancer. In fact if you look at the young sexually active female population college-aged it’s probably 40 to 50 percent of those women will have an active, will be HPV positive and they’re not going to get cancer. So I think when you think of it as a screening test, particularly in the young population, it doesn’t really add a whole lot and it doesn’t, it’s not a predictor of whether the woman’s going to get cancer or not, so I think the Pap test – and the vaccine, as you know, it’s only effective for two of the 13 cancer-associated gene types of HPV. All of the medical advice is that women still need to be screened for cervical cancer even if they’ve had the vaccine. So, if you think of the patient population today, those women who haven’t had or will have the vaccine need to be screened for the rest of their lives. The girls that at age 13, whatever age they’re being vaccinated for with the HPV vaccine are only being vaccinated for two types. They will still be exposed to the other. They’re going to be screened for the

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rest of their lives and so when I was in Australia with a presentation by the scientific inventor, if you will, of the vaccine, presenting to the cytotechnologists in Australia, he said they really didn’t think they’d have to worry about a job ‘til 2050 and I hope to be retired by 2050. I hope by that time I can retire.

Answer:	Peter, you’ve probably seen the Merck ad on TV and it really is at the end of it, the call to action is promoting and telling women to go see their doctor and get a Pap test, so there is an argument out there that this creates more awareness. Does it drive more volume up? Now we haven’t seen the volume increase. We do 9 million tests a quarter in the U.S. But their package insert and an ACOG guideline is telling everyone that this is not a substitute for an annual cervical screening test. So we think there could be a positive element to what was first construed as the noise in the market from the vaccine.

Q:	Would you ever leverage that sales force that you have to break into HPV market or are you just…?

Answer:	We tried that in 2002 when we tried to acquire Digene but there was a certain government agency called the FTC that didn’t let us do that so we always have had an interest in HPV, we know a lot about it I think and we’ll see how the market shapes itself out with Roche potentially coming on the market soon, Gen-Probe I think has an active program for HPV as well as Third Wave. There’s other opportunities out there.

Q:	You wouldn’t think about internally developing some genotyping…?

Answer:	I would say we would not internally develop an HPV test.

Q:	When you look at the business, maybe I should ask if there are further questions from the audience?

Q:	[inaudible]

Answer:	The question for our web participants is that with Gestiva – we will make a foray into pharmaceuticals would we look at other pharmaceuticals? And the answer to that is absolutely yes. We looked awhile ago. I would probably say five years ago at pharmaceutical opportunities of promoting the product, not necessarily getting into manufacture, but if you think of pharmaceutical – our OB/GYN sales force, there’s no question could sell pharmaceuticals. They sell scientifically off the reprints, they know the science very, very well. We could, I would say, easily sell pharmaceuticals. In order of preference, I have always talked about diagnostics, devices, and pharmaceuticals. Pharmaceuticals, although we have the capability it’s more challenging because there are other companies out there that are much larger, and you’re competing for assets to put through your sales channel. But we would consider it, sure.

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September 6, 2007

Q:	I wonder if you could run through the different data points we’ll expect in clinical trials, etc., in the various products.

Answer:	Okay. Let me see, we don’t – on the diagnostics business, there are no clinical trials on ThinPrep or the imaging system other than outside the United States there are evaluation and clinical work being done. NovaSure, we are submitting – intend to submit and enroll patients this year on an IDE for elective use which I think is a big market opportunity. We talked about Adiana submission was done in August, approval panel potentially in December, approval in the first quarter.

Answer:	And just the clinical trail that we are conducting over in Germany. Germany is the largest market in Europe for the ThinPrep Pap Test. We have data from the U.S. We have data from the UK. The German government would like data from German women, so we will perform that study. That’s probably a couple of years out, but it’s a very attractive market and one worth going after, so we’re in the middle of…

Answer:	I think there are other, there is other clinical work in support of PMA supplements that we routinely do all the time as we make product approvals, but beyond that I think that covers the lot of it.

Q:	Now what areas of the business do you think could be better executed in?

Answer:	I’ve got this tongue in cheek answer.

Answer:	Well, we did get questions on gross margin in Q2, it was a half a point below Q1. We had a little bit of a scrap issue in Q2. It does happen from time to time. We make a lot of stuff every quarter. There’s probably 11 million Pap tests are being manufactured, NovaSure, we will manufacture 225,000 products this year we will sell, we will manufacture even more. You’re going to get a little noise in the system from time to time. We did shut down one of our operations and those costs were in Q2. We exited that facility in June 30. I think that question has popped up a little bit. The Quest evaluation of the imager has popped up. If you ask us, that could be 100 percent adopted by now. The evaluation is going well. We have several imagers in four Quest locations. We started this back in the April timeframe. They’re certainly very interested in the reimbursement. ThinPrep – the imaging today is reimbursed at about $9 more than the ThinPrep Pap Test so that’s a great revenue driver that accrues to the benefit of all the labs. The way the imager works, it reduces the amount of labor associated with screening a slide. You can cut your labor cost in half and I think what Quest is really trying to understand is in their laboratory facilities which are large, sophisticated, high quality, they want to have the imager in there and see it from an operational throughput perspective to make sure that they’re getting the kind of savings that we talk about. The evaluation is going very well. We’ve got our best team

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working on it. They’ve got a very senior team working on it. In Q2, we imaged about 60 percent of all ThinPreps were imaged. So the market has effectively voted that this is the standard of care with LabCorp, another one of our very large customers, it’s almost two-thirds of their ThinPreps are being imaged. So we have every reason to believe that we will be as successful at Quest as we have been in all these other locations. So they’ve asked for a little more time in the evaluation back in the summer, we said fine. And we continue to work hard with them to let this be a success.

Q:	Just briefly upon sales force, have you lost any during the sort of announcement of the deal and do they have a – are they focusing on the new products that are coming through, the Adezas or are they also looking at the Hologic products…?

Answer:	We have a typical sales force turnover of about 15 percent on an annual basis both on a voluntary and involuntary basis, which is very typical in medical device sales. As related to the Hologic merger, I think our sales force is very excited about the ability to carry those products in their bag. Right now, the PMRs have the ThinPrep Pap Test/NovaSure and now promoting Adeza, sorry, the Fetal Fibronectin Test, and we split the commission so that they’re incentives have basically put at equal effort behind each one of those products, so I think that from a sales force perspective, they’re very excited about the opportunity because I think it provides them with the ability to potentially make more money.

Q:	Any questions? Okay. Tim.

Answer:	Thank you very much.

Q:	Thank you so much.

Answer:	Peter, thank you.

END